EXHIBIT 10.1

SECOND AMENDMENT TO

EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT (the “Second Amendment”) to the Employment Agreement, including all Exhibits thereto (the “Employment Agreement”) by and between John A. Scarlett (“Executive”) and Geron Corporation, a Delaware Corporation (the “Company”) is made effective January 31, 2018 (the “Second Amendment Effective Date”). Capitalized terms used in this Second Amendment that are not otherwise defined herein shall have the meanings provided therefor in the Employment Agreement.

WHEREAS, the Employment Agreement was entered by the Company and Executive effective September 29, 2011;

WHEREAS, the Company and Executive amended the Employment Agreement pursuant to the first amendment thereto (the “First Amendment”), effective February 11, 2014; and

WHEREAS, the Company and Executive desire to further amend the Employment Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

AGREEMENT

1.	Section 3.5 of the Employment Agreement (Housing Allowance and Reimbursement For Personal Travel) is hereby deleted in its entirety and replaced with the following:

“3.5 Housing Allowance and Reimbursement For Personal Travel. During Executive’s employment so long as his primary residence is located in Austin, Texas, the Company will provide Executive with reimbursement for out-of-pocket rent of not more than $4,000 per month, subject to increase at the sole discretion of the Board (the “Housing Allowance”) actually incurred by Executive for his San Francisco Bay Area housing. In addition, during Executive’s employment so long as his primary residence is located in Austin, Texas, the Company will reimburse Executive for the actually incurred, reasonable out-of-pocket costs of his weekly commute between the San Francisco Bay Area and Austin, Texas; provided that in no event shall such amounts provided to Executive pursuant to this sentence exceed in the aggregate $20,000 per year, subject to increase at the sole discretion of the Board. Any reimbursement pursuant to this Section 3.5 shall be subject to the Company’s policies for reimbursement as may be in place from time-to-time. To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A of the Code, such reimbursements shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.”

SCA-PAR-07143/Second Amendment to Employment Agreement/Scarlett

Except as expressly set forth herein, all terms and conditions of the Employment Agreement, as amended by this Second Amendment, remain unchanged and in full force and effect.

In Witness Whereof, the parties have executed this Second Amendment effective as of the Second Amendment Effective Date:

GERON CORPORATION

By:	/s/ Hoyoung Huh
Hoyoung Huh
Chairman of the Board

Date:	January 31, 2018

Accepted and agreed this 31st day of January, 2018.

/s/ John A. Scarlett
John A. Scarlett, MD

SCA-PAR-07143/Second Amendment to Employment Agreement/Scarlett